Exhibit 2.1

AMENDMENT NO. 3 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 3 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), is made and entered into as of April [●], 2024, by and among Mars Acquisition Corp., a Cayman Island exempted company (the “Purchaser”), ScanTech AI Systems Inc., a Delaware corporation and a wholly owned subsidiary of Mars (“Pubco”), Mars Merger Sub I Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Mars (“Purchaser Merger Sub”), Mars Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), ScanTech Identification Beam Systems, LLC, a Delaware limited liability company (the “Company” or “ScanTech”), and Dolan Falconer in the capacity as the representative from and after the Effective Time for the Company Holder Participants as of immediately prior to the Effective (the “Seller Representative”). Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Business Combination Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to a Business Combination Agreement, dated as of September 5, 2023 (the “Business Combination Agreement”) by and among, (i) the Purchaser, (ii) Pubco, (iii) Purchaser Merger Sub, (iv) the Company Merger Sub, (v) ScanTech and (vi) the Seller Representative (collectively, the “Parties”);

WHEREAS, the parties hereto have entered into Amendment No. 1 to Business Combination Agreement on December 19, 2023 to extend the Outside Date (as defined below) to May 15, 2024;

WHEREAS, the parties hereto have entered into Amendment No. 2 to Business Combination Agreement on April 2, 2024 to amend sections 1.8. 1.11(b), and 11.1; and

WHEREAS, in accordance with the terms of Section 10.11 of the Business Combination Agreement, the Parties desire to amend the Business Combination Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Company agree as follows:

Section 1.        Amendments to the Business Combination Agreement.

Article VIII, Section 8.1(b) of the Business Combination Agreement shall hereby be amended and restated in its entirety as follows:

“(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by September 30, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.”

Section 2.        Effectiveness of Amendment. Upon the execution and delivery hereof, the Business Combination Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Business Combination Agreement, and this Amendment and the Business Combination Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Business Combination Agreement.

Section 3.        General Provisions.

(a)         Miscellaneous. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or PDF transmission.

(b)        Business Combination Agreement in Effect. Except as specifically provided for in this Amendment, the Business Combination Agreement shall remain unmodified and in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.

The Purchaser:

Mars Acquisition Corp.

By:
	Name:	Karl Brenza
	Title:	CEO and CFO

Pubco:

ScanTech AI Systems Inc.

By:
	Name:	Karl Brenza
	Title:	Director

Purchaser Merger Sub:

Mars Merger Sub I Corp.

By:
	Name:	Karl Brenza
	Title:	Director

Company Merger Sub:

Mars Merger Sub II LLC

By:
	Name:	Karl Brenza
	Title:	Member

The Company:

ScanTech Identification Beam Systems, LLC

By:
	Name:	Dolan Falconer
	Title:	Chief Executive Officer and President

The Seller Representative:

Dolan Falconer, solely in the capacity as the Seller Representative hereunder

By:

[Signature Page to Amendment to Business Combination Agreement]